Translation from the German into the English Language
                        Lease Agreement: Spima/IQ Battery

                                                                    Exhibit 6.11
                                                                     Page 1 of 6

                                 Lease Agreement

Between

Spima Spitzenmanufaktur GmbH, represented by the business manager Heike Gunthe, Henrich-Heine-Strasse 5, 09557 Floha hereafter referred to as "Lessor" -

and the firm

IQ BATTERY Research & Development GmbH, represented by the business manager Peter E. Braun, Heinrich-Heine-Strasse 5, 09557 Floha

hereafter referred to as "Lessee" -


Sec. 1  Subject of Lease

(1) The Lessor leases to the Lessee the Subject of Lease, as described in the Sec. (2).

(2) Subject of the Lease is an office space located at Heinrich-Heine-Strasse 5, 09557 Floha of 60 sq.m. and the laboratory space of 105 sq.m. on the 3 floor, which are color marked on the orientation sketch in the attached Enclosure 1.


Sec.2   Use of the Subject of Lease

(1) Subject of the lease is leased to the Lessee as Office and Laboratory. Any changes in use need prior written consent of the Lessor.

(2)  Sublease needs a prior written consent from the Lessor.

(3) The Lessee has official risk permits with regard to their persons and the nature of business; and fulfills technical and other requirements as to capitalization, which are based on the laws and other official regulations, in order to fulfill its financial obligations.

Sec. 3  Time of Lease

     The leasing relation begins, upon expiry of Main Lease Agreement between Lessor and FZM Mittelsachsert GmbH on December 31, 1997, i.e. on January 01, 1998. Legal terms of termination are in force.


Sec. 4  Rent

(1)  The monthly rent for the subject of lease as described in Sec.1 p.2 is for

     office space of 60 sq.m.        x 7.00 DM/sq.m.   = DM    420.00
     laboratory space of 105 sq.m.   x 4.50 DM/sq.m.   = DM    472.50
                                                         ------------
                                                         DM    892.50
         plus 15% value added tax                        DM    113.88
                                                         ------------
                                                         DM 1,026.38

     (verbally: one thousand and twenty six Deutsch Mark 38/100). Statutory sales tax is added on.

(2) The rent is always due by the third of each month and it is to be paid to the account of the Lessor at the Savings Bank Plauen, No. 3 180 007 (BLZ 870 580 00) at no operational charges.


Sec. 5  Working Costs and Extra Expenses.

     The Lessee is responsible for taking over of extra fixed expenses, as outlined in the Enclosure 2 to this Agreement. Method of payment is specified in the Enclosure 2, a the part of this Agreement.

     In addition the Lessee is liable for all operational costs resulting from the use of the Subject to Lease.


Sec. 6  Delivery of the Subject of Lease

(1) The Lessor shall deliver to the Lessee and the Lessee shall accept the Subject of Lease as described in Sec. 1 Sec.2, as well as all belonging keys by January 01, 1998.

(2) The Lessee is acquainted with the subject to lease, as per previous lease agreement with FZM GmbH Mittelsachsen. The Lessee shall take over as is, according to the agreement and with exception for specific given warranty, shall accept also hidden deficiencies, as far as such exception is legally acceptable.

Sec. 7   Insurances

(1) The Lessor has taken land- and fire-insurance policies. The resulting insurance premiums shall be included proportionately in the bill to the Lessee as per Enclosure 2.

(2) The Lessee must pay at own cost premiums for liability insurance as well as any other insurance specific to the nature of their business with a sufficient coverage. The Lessor is entitled to inquire about existence of such insurance.


Sec. 8  Liability of the Lessee

(1) The Lessee is liable to the Lessor for damages caused by negligence in any of the necessary duties. Furthermore the Lessee is liable to the Lesser for all damages caused by employees, suppliers, clients, visitors etc. Onus of proof is on the Lessee.

(2) The Lessee shall promptly take care to compensate for damages. Should this obligation not be fulfilled upon a written notice and within a prescribed term, the Lessor reserves right to undertake necessary works at the expense of the Lessee. In case of emergency it is not necessary to issue a written notice with a set term.


Sec. 9  Upkeep, Changes in the Subject to Lease

(1) During the period of the lease, the Lessee is obligated at their expense to provide professional repairs and to maintain the premises in visually good condition. In particular such repairs shall be wallpapering, painting or whitening walls and ceilings, painting of floors, heating elements including pipes, interior doors, as well as windows and exterior doors from the inside.

(2) The Lessee is entitled, at own cost, to install equipment in the subject to lease, providing all official regulations and legal specifications are met.

(3) Any structural changes of the subject to lease require prior written permission of the Lessor. The permission can be denied only for important reasons. In each case the Lessee carries the associated construction and legal risks.

(4) At the end of the Leasing Term, the Lessor is entitled to demand from the Lessee to have the subject to lease returned in the original condition, as it was on the day of leasing out, as if there were no changes in original condition made by the Lessor, unless with express permission of the Lessor.

(5) By the end of the lease, the Lessor is not obligated to reimburse the Lessee for structural changes or equipment installed in the subject to lease, unless the Lessor will undertake such obligation in writing.

(6) The Lessee is entitled, and obligated on request of the Lessor, to remove from the subject to lease as defined in Sec. 1 p.2, any installed equipment which is their property. The Lessor can exercise rights of removal by payment of measurable compensation, if the Lessee has no legal interest in removal.


Sec. 10  Exterior Advertising

     The Lessee is  entitled  to erect an  advertising  board on the  subject to
     lease,   within   limits  of  legal   acceptability.   Necessary   official
     restrictions are to be obeyed by the Lessee.


Sec. 11  Changes to Account, Discounts

     The Lessee can make claims against the Lessor in respect of rent or any other counterclaims and resulting from this contract regarding changes or refunds, when such demand was acknowledged by the Lesser, or when the Lessee is able to present a legal judgement.


Sec. 12  Entry to the Subject to Lease

     The Lessor can visit the subject to lease during the normal business hours, upon providing legal notice in advance, in order to inspect the condition of the subject to lease.


Sec. 13  Termination for Important Reason

(1) The Lessor may terminate the Leasing Agreement prematurely, a.) when the Lessee, despite of a written warning, remains in arrears with rent for more than two months (extra expenses are calculated as monthly rent),

     b.) when the Lessee suspends payments, or if there is an insolvency, total inability to pay, or a settlement process against their property was commenced or such commencement indicates their total inability to pay, or if their industry ceases to exist,

     c.) when the Lessee, despite of a written warning, undertakes use of the subject to lease contrary to the agreement.

(2)  The right to termination on other important grounds remains unaffected.

(3) In case of an early conclusion of the lease agreement through termination on important grounds, the other party to the contract responsible for the termination is liable for any incurred losses.

(4)  Each   termination  must  be  communicated  by  registered  mail.  For  the protection of terms the communication must be made by the opposing party.


Sec. 14  Ending of the Lease Agreement

(1) At the end of the lease agreement the Lessee is obligated to return the subject to lease in orderly condition. At the time of return a surrender report will be prepared, where all visible deficiencies and complaints will be noted.

(2) The deficiencies recorded in the surrender report are to be promptly settled by the Lessee at their expense. Upon written notice and with setting an appropriate term, the Lessor may proceed with repairs of deficiencies at the Lessee's expense.


Sec. 15 End Definitions

(1) There are no other agreements other than this agreement. Changes and/or supplements to this agreement require a written form. This is also valid for the written form itself.

(2) Should any of clauses of this contract be ineffective, or should this contract contain omissions, the effectiveness of the remaining clauses remains in force. In place of ineffective clauses effective clauses will be valid, such which are equivalent both in sense and purpose to the ineffective clause. In case of omissions, a such relevant clause is valid, which is reasonable in sense and purpose of this contract, should that clause had been agreed upon, when thought of at the time of opportunity arisen.

Floha, December 09, 1997                               Floha, December 09, 1997


Jorg Peter Strassburger
Lawyer
Monckbergerstrasse 11 20095 Hamburg
Tel. 040 32 55 77-0  Fax 040 32 55 77-99


----------------------------------------      ---------------------------------
/s/ Peter E. Braun                            /s/ Heike Gunthel
IQ BATTERY Research & Development             Spima Spitzenmanufacur GmbH
GmbH, by Peter E. Braun, Business Manager     by Heike Gunthel, Business Manager
/Enclosures